EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555



                         EASTGROUP PROPERTIES ANNOUNCES
                           SECOND QUARTER 2006 RESULTS

     o Funds from Operations of $15.2 Million or $.69 Per Share, an Increase of 6.2%
     o Net Income Available to Common Stockholders of $4.9 Million or $.22 Per Share
     o Same Property Net Operating Income Growth of 3.4%, 5.3% Before Straight-Line Rent Adjustments
     o    Percentage Leased 94.8%, Occupancy 94.0%
     o    Paid 106th Consecutive Quarterly Dividend - $.49 Per Share
     o    Development Projects of $88 Million Under Construction or In Lease-Up
     o    Debt-to-Total Market Capitalization of 30.9% at Quarter End
     o    Interest Coverage of 3.5x and Fixed Charge Coverage of 3.2x

JACKSON, MISSISSIPPI, July 31, 2006 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and six months ended June 30, 2006.

FUNDS FROM OPERATIONS

For the quarter ended June 30, 2006, funds from operations (FFO) was $.69 per share compared with $.65 for the same period of 2005, an increase of 6.2% per share. The increase in FFO was mainly due to higher property net operating income (PNOI) of $2,018,000 (a 9.2% increase in PNOI). This increase in PNOI was primarily attributable to $501,000 from 2005 acquisitions, $735,000 from newly developed properties and $736,000 from same property growth.

For the six months ended June 30, 2006, FFO was $1.39 per share compared with $1.29 per share for the same period last year, an increase of 7.8%. The increase in FFO for 2006 was primarily due to higher PNOI of $4,405,000 (a 10.2% increase in PNOI). The increase in PNOI resulted mainly from $1,611,000 attributable to 2005 acquisitions, $1,334,000 from newly developed properties and $1,398,000 from same property growth.

PNOI from same properties increased 3.4% for the quarter. Before straight-line rent adjustments, the increase was 5.3%. Rental rate increases on new and renewal leases averaged 11.1% for the quarter. Before straight-line rent adjustments, rental rate increases on new and renewal leases averaged 4.1%.

For the six months ended June 30, 2006, PNOI from same properties increased 3.4%. Before straight-line rent adjustments, the increase was 4.8%. Rental rate increases on new and renewal leases averaged 10.0% for the six months, and, before straight-line rent adjustments, rental rate increases on new and renewal leases averaged 3.0%.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release. Reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, are presented in the attached schedule "Reconciliations of Other Reporting Measures to Net Income."

                                     -MORE-
       P.O. Box 22728-Jackson,MS 39225-TEL.601-354-3555-FAX 601-352-1441

David H. Hoster II, President and CEO, stated, "We are pleased with our continuing growth in FFO per share with the second quarter of 2006 representing our eighth consecutive quarter of increased FFO as compared to the previous year's quarter. It was also the twelfth consecutive quarter of positive same property results both with and without the straight-lining of rents which illustrates the ongoing strength of our property operations."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.22 for the three months ended June 30, 2006 compared with $.24 for the same period of 2005. The second quarter of 2005 included a $.03 per share gain on the sale of real estate investments. Diluted EPS was $.47 for both six-month periods.

DEVELOPMENT

EastGroup's current development program and properties transferred during 2006 and 2005 to the portfolio increased PNOI by $735,000 in the second quarter of 2006 and $1,334,000 for the six months compared to the same periods in 2005.

In June, EastGroup acquired 17.7 acres of land in Phoenix for future development for a purchase price of $5,776,000. The Company expects to begin development of approximately 270,000 square feet in the Sky Harbor Commerce Center before the end of the year.

In July, the Company acquired 15.5 acres of land in San Antonio, Texas for future development for a price of $1,860,000. This land is contiguous to our existing Wetmore property purchased in late 2005 and will allow us to add approximately 260,000 additional square feet to our existing ownership in Wetmore for a total of approximately 460,000 square feet.

Also, the Company has 20 acres of land under contract for purchase in Fort Myers, Florida which is scheduled to close in the third quarter of 2006. This land is adjacent to a 10-acre tract of land that the Company purchased for development in 2005. Construction on the first two Fort Myers buildings is currently scheduled to commence in the next 30 days.

EastGroup is currently under contract to develop a 125,000 square foot build-to-suit property in the World Houston International Business Center in Houston. The completion of this property and the two other World Houston properties currently under development will increase our ownership there to over
1.7 million square feet.

During the second quarter, EastGroup transferred the 100% leased Southridge I property (41,000 square feet) to the portfolio with an investment of $3,666,000 as of the date of transfer. The Company expects to transfer three development properties to the portfolio in the third quarter, one of which is currently 100% leased, one 90% leased and the other 85% leased.

At June 30, 2006, EastGroup had 16 development properties containing 1,239,000 square feet with a projected total cost of approximately $88 million either in lease-up or under construction. These properties were collectively 35% leased at June 30, 2006 and 42% at July 28, 2006.

Mr. Hoster stated, "We are continuing to expand EastGroup's development program to reflect both the strong leasing activity at our development properties and the overall firming of our development submarkets, and we are especially pleased with our recent build-to-suit contract. Our land inventory, including the San Antonio and Fort Myers acquisitions, contains 271 acres which will support approximately 3.6 million square feet of new industrial development. Our development program has been and, we believe, will continue to be a creator of shareholder value and a major contributor to our future growth in FFO."

                                     -MORE-
        P.O. Box 22728-Jackson,MS 39225-TEL.601-354-3555-FAX 601-352-1441

PROPERTY SALES

In June 2006, EastGroup sold Lamar Distribution Center I (125,000 square feet) in Memphis, Tennessee for a price of $3,115,000, which generated a small gain. Mr. Hoster commented, "The sale of Lamar reflects our announced strategy of exiting Memphis as market conditions permit and brings our total sales in Memphis to six assets over the past 18 months. These dispositions have decreased our ownership there to approximately 370,000 square feet."

55 Castilian, LLC, a wholly-owned subsidiary of EastGroup, acquired Castilian Research Center in Goleta (Santa Barbara), California for $4.1 million in the fourth quarter of 2005. As originally contemplated, during the second quarter of 2006, 55 Castilian sold (at cost) a 20% ownership interest to an entity controlled by its co-developer partner who is also a 20% co-owner of the Company's University Business Center complex in the same submarket. The partner contributed $350,000 and EastGroup contributed $1,400,000 as capital to 55
Castilian. EastGroup will loan 55 Castilian the remaining acquisition and construction funds. Castilian, which contains 35,000 square feet and is currently vacant, is being redeveloped into a state-of-the-art incubator R&D facility with a projected additional investment of approximately $3.2 million for a total investment of over $7 million.

DIVIDENDS

EastGroup paid dividends of $.49 per share of common stock in the second quarter of 2006, which was the 106th consecutive quarterly distribution to EastGroup's common stockholders. The annualized dividend rate of $1.96 per share yields 4.1% on the closing stock price of $47.44 on July 28, 2006.

EastGroup also paid quarterly dividends of $.4969 per share on its Series D Preferred Stock on July 15, 2006 to stockholders of record as of June 30, 2006.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 30.9% at June 30, 2006. For the quarter, the Company had an interest coverage ratio of 3.5x and a fixed charge coverage ratio of 3.2x. Total debt at June 30, 2006 was $477.9 million with floating rate bank debt comprising $135.5 million of that total.

As previously reported, the Company signed an application on a $38 million, nonrecourse first mortgage loan secured by properties containing 778,000 square feet in March. The loan is expected to close in August 2006 and will have a fixed interest rate of 5.68%, a ten-year term and an amortization schedule of 20 years. The proceeds of the note will be used to repay the maturing mortgages on these properties of approximately $15 million and to reduce floating rate bank borrowings.

On July 19, 2006, the Company executed an application on a $78 million, nonrecourse first mortgage loan secured by properties containing 1,316,000 square feet. The loan is expected to close in mid October 2006 and will have a fixed interest rate of 5.97%, a ten-year term and an amortization schedule of 20 years. The proceeds of the note will be used to repay a maturing $20.5 million mortgage and to reduce floating rate bank borrowings.

                                     -MORE-
       P.O. Box 22728-Jackson,MS 39225-TEL.601-354-3555-FAX 601-352-1441

OUTLOOK FOR REMAINDER OF 2006

FFO guidance for the third quarter and the year 2006 has been narrowed from our previous guidance on an FFO per share basis to a range of $2.77 to $2.83. Diluted EPS for 2006 is estimated to be in the range of $.92 to $.98. The table below reconciles projected net income to projected FFO.

                                                       Q3 2006               Y/E 2006
                                                    Low       High        Low        High
                                                 --------------------------------------------
Net income                                       $  5,453      5,897      23,173     24,505
Dividends on preferred shares                        (656)      (656)     (2,624)    (2,624)
                                                 --------------------------------------------
Net income available to common stockholders         4,797      5,241      20,549     21,881
Depreciation and amortization                      10,550     10,550      41,400     41,400
Gain on sale of depreciable real estate assets          -          -        (429)      (429)
                                                 --------------------------------------------
Funds from operations                            $ 15,347     15,791      61,520     62,852
                                                 ============================================

Diluted operations                                 22,241     22,241      22,233     22,233

Per share data (diluted):
Net income available to common stockholders      $    .22        .24         .92        .98
Funds from operations                            $    .69        .71        2.77       2.83

The  following  assumptions  and completed  transactions  were used for the year
2006:

o    Average occupancy of 93% to 95%.
o    Same Property NOI increase of 3% to 5%.
o Development properties not transferred to the portfolio by January 1, 2005 (therefore not "same properties" for the full year 2006) contributing PNOI of $.21 per share, an increase of $.15 over 2005.
o Gain on sale of land (included in FFO) of $.03 per share in the first quarter.
o    Dispositions of $18.3 million recorded in the first six months.
o    No acquisitions of income producing properties in 2006.
o    Floating rate bank debt at an average rate of 5.75%.
o    New fixed rate debt of $38 million in August 2006 at 5.68%.
o    New fixed rate debt of $78 million in October 2006 at 5.97%.

DEFINITIONS

The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations available to common stockholders (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO as defined by the Company refers to FFO available to common stockholders as it excludes dividends on preferred stock.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provides supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

                                     -MORE-
       P.O. Box 22728-Jackson,MS 39225-TEL.601-354-3555-FAX 601-352-1441

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its second quarter and review the Company's current operations on Tuesday, August 1, 2006, at 2:00 P.M. Eastern Daylight Time (EDT). A live broadcast of the conference call is available by dialing 1-800-362-0571 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Tuesday, August 1, 2006. The telephone replay will be available until Tuesday, August 8, 2006, and can be accessed by dialing 1-800-374-1375. Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Tuesday, August 8, 2006.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, California and Arizona. The Company's goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 21.3 million square feet with an additional 1,307,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements in this release are forward-looking, such as those pertaining to the Company's hopes, expectations, intentions, plans, beliefs, strategies regarding the future, the anticipated performance of development and acquisition properties, capital resources, profitability and portfolio performance. Forward-looking statements involve numerous risks and uncertainties. The following factors, among others discussed herein, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to disasters and the costs of insurance to protect from such disasters, financial market fluctuations, changes in real estate and zoning laws, increases in real property tax rates and risks relating to the Company's development program, including weather, delays in construction schedules, contractor's failure to perform, increases in the price of construction materials or the unavailability of such materials, difficulty in obtaining necessary governmental approvals and other matters outside the Company's control. The success of the Company also depends upon the trends of the economy, including interest rates and the effects to the economy from possible terrorism and related world events, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in this release. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof. The Company assumes no obligation to update forward-looking statements. See also the Company's reports to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                                     -MORE-
       P.O. Box 22728-Jackson,MS 39225-TEL.601-354-3555-FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended           Six Months Ended
                                                                                        June 30,                    June 30,
                                                                                ----------------------------------------------------
                                                                                   2006          2005          2006          2005
                                                                                ----------------------------------------------------
REVENUES
Income from real estate operations                                              $ 33,187        30,464        65,808         59,882
Equity in earnings of unconsolidated investment                                       65           127           139            289
Other income                                                                          15           100            34            170
                                                                                ----------------------------------------------------
                                                                                  33,267        30,691        65,981         60,341
                                                                                ----------------------------------------------------
EXPENSES
Expenses from real estate operations                                               9,287         8,582        18,321         16,800
Depreciation and amortization                                                     10,310         9,540        20,760         18,370
General and administrative                                                         1,636         1,795         3,444          3,693
Minority interest in joint ventures                                                  136           114           273            243
                                                                                ----------------------------------------------------
                                                                                  21,369        20,031        42,798         39,106
                                                                                ----------------------------------------------------

OPERATING INCOME                                                                  11,898        10,660        23,183         21,235

OTHER INCOME (EXPENSE)
  Interest income                                                                     21            85            43            209
  Interest expense                                                                (6,397)       (5,832)      (12,732)       (11,770)
                                                                                ----------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                  5,522         4,913        10,494          9,674
                                                                                ----------------------------------------------------

DISCONTINUED OPERATIONS
  Income from real estate operations                                                  38           221           159            619
  Gain on sale of real estate investments                                             16           754         1,084          1,131
                                                                                ----------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                   54           975         1,243          1,750
                                                                                ----------------------------------------------------

NET INCOME                                                                         5,576         5,888        11,737         11,424

Preferred dividends-Series D                                                         656           656         1,312          1,312
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $  4,920         5,232        10,425         10,112
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $   0.22          0.20          0.42           0.39
  Income from discontinued operations                                               0.00          0.04          0.06           0.08
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $   0.22          0.24          0.48           0.47
                                                                                ====================================================

  Weighted average shares outstanding                                             21,932        21,755        21,907         21,326
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $   0.22          0.20          0.41           0.39
  Income from discontinued operations                                               0.00          0.04          0.06           0.08
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $   0.22          0.24          0.47           0.47
                                                                                ====================================================

  Weighted average shares outstanding                                             22,237        22,073        22,222         21,638
                                                                                ====================================================

Dividends declared per common share                                             $  0.490         0.485         0.980          0.970

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended           Six Months Ended
                                                                                        June 30,                    June 30,
                                                                                ----------------------------------------------------
                                                                                   2006          2005          2006          2005
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                              $ 33,187        30,464        65,808         59,882
Operating expenses from real estate operations                                    (9,287)       (8,582)      (18,321)       (16,800)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI)                                              23,900        21,882        47,487         43,082

Equity in earnings of unconsolidated investment
     (before interest and depreciation)                                              187           199           383            398
Interest income                                                                       21            85            43            209
Other income                                                                          15           100            34            170
General and administrative expense                                                (1,636)       (1,795)       (3,444)        (3,693)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
    AMORTIZATION (EBITDA)                                                         22,487        20,471        44,503         40,166

Income from discontinued operations (before depreciation and amortization) (1)        63           468           341          1,107
Interest expense (2)                                                              (6,397)       (5,832)      (12,732)       (11,770)
Interest expense from unconsolidated investment                                      (89)          (35)         (178)           (35)
Minority interest in earnings (before depreciation and amortization)                (174)         (149)         (348)          (313)
Gain on sale of nondepreciable real estate                                             6             -           655              -
Dividends on Series D preferred shares                                              (656)         (656)       (1,312)        (1,312)
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS                      15,240        14,267        30,929         27,843

Depreciation and amortization from continuing operations                         (10,310)       (9,540)      (20,760)       (18,370)
Depreciation and amortization from discontinued operations                           (25)         (247)         (182)          (488)
Depreciation from unconsolidated investment                                          (33)          (37)          (66)           (74)
Minority interest depreciation and amortization                                       38            35            75             70
Gain on sale of depreciable real estate investments                                   10           754           429          1,131
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                        4,920         5,232        10,425         10,112

Dividends on preferred shares                                                        656           656         1,312          1,312
                                                                                ----------------------------------------------------

NET INCOME                                                                      $  5,576         5,888        11,737         11,424
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA: (3)
Income from continuing operations                                               $   0.22          0.20          0.41           0.39
Income from discontinued operations                                                 0.00          0.04          0.06           0.08
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $   0.22          0.24          0.47           0.47
                                                                                ====================================================

Funds from operations available to common stockholders                          $   0.69          0.65          1.39           1.29
                                                                                ====================================================

Weighted average shares outstanding for EPS and FFO purposes                      22,237        22,073        22,222         21,638
                                                                                ====================================================

(1) Includes interest expense of zero and $32,000 for the three months ended June 30, 2006 and 2005, respectively; and zero and $64,000 for the six months ended June 30, 2006 and 2005, respectively.

(2) Net of capitalized interest of $1,057,000 and $568,000 for the three months ended June 30, 2006 and 2005, respectively; and $1,976,000 and $1,069,000 for the six months ended June 30, 2006 and 2005, respectively.

(3) Assumes dilutive effect of common stock equivalents.